Exhibit 99.1

F O R     I M M E D I A T E     R E L E A S E

N  E  W  S

FROM

Contact:	Bank Mutual Corporation NASDAQ: BKMU Michael T. Crowley Jr. Chairman, President and Chief Executive Officer 414-354-1500

Rick B. Colberg Chief Financial Officer 866-705-2568

BANK MUTUAL CORPORATION REPORTS EARNINGS FOR THE

SECOND QUARTER OF 2004 AND SIX MONTHS ENDED JUNE 30, 2004

Milwaukee, Wisconsin

July 21, 2004

Bank Mutual Corporation (NASDAQ—BKMU) reported a 37.4% increase in net earnings in the second quarter of 2004 as compared to the same period in 2003 and a 28.4% increase for the six months ended June 30, 2004 as compared to the same period in 2003. Net earnings for the second quarter ended June 30, 2004 were $7.1 million or $0.09 diluted earnings per share as compared to $5.2 million or $0.06 diluted earnings per share for the second quarter of 2003. Earnings for the six months ended June 30, 2004 were $14.2 million or $0.18 diluted earnings per share as compared to $11.0 million or $0.14 diluted earnings per share for the same period in 2003. Earnings for both periods in 2004 increased primarily as a result of investing the $404.8 million of capital received from the company’s stock offering in October 2003, which resulted in increases in interest income and the net interest margin. This increase was partially offset by the reduction in the gains on the sales of loans, an increase in the provision for loan losses, and an increase in operating expenses.

“Our market areas have historically been economically stable; however, we are beginning to see an upswing in activity as a result of the most recent economic recovery. We look forward to meeting the needs of individuals and businesses as they grow,” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.

Mortgage loan originations and purchases were $177.7 million in the second quarter of 2004 as compared to $248.9 million for the same period in 2003. For the six months ended June 30, 2004, mortgage loan originations were $299.9 million as compared to $485.3 million for the six months ended June 30, 2003. The reduction in mortgage loan originations was the result of reduced refinancings of existing adjustable and fixed rate mortgage loans primarily as a result of increasing market interest rates. By comparison, 2003 was a year of record mortgage loan originations, primarily as a result of the then low interest rate environment.

Loan sales were $39.6 million in the second quarter of 2004 as compared to $163.3 million in the second quarter of 2003 and $70.3 million for the six months ended June 30, 2004 as compared to $279.3 million for the same period in 2003. Gains on the sales of loans were $600,000 for the second quarter of 2004 as compared to $1.9 million for same period in 2003 and $980,000 for the six months ended June 30, 2004 as compared to $3.7 million for the six months ended June 30, 2003. Loan sales for both periods in 2004 were significantly reduced as a result of reduced originations of fixed rate mortgage loans. Again, 2003 was a year of record loan sales.

Consumer loan originations continued to be strong in the second quarter of 2004 and the first six months of 2004. Consumer loan originations were $83.6 million as compared to $84.2 million for the second quarter of 2003 and $148.3 million for the first six months of 2004 as compared to $149.9 million for the same period in 2003.

Commercial business loan originations increased in the second quarter of 2004 primarily as a result of loans made to new business loan customers. Loan demand from existing commercial business customers has been very modest. Commercial business loan originations for the second quarter of 2004 were $22.4 million as compared to $14.0 million for the second quarter of 2003 and $ 26.4 million for the first six months of 2004 as compared to $29.5 million for the same period in 2003.

In total, loan originations and purchases in the second quarter of 2004 were $283.7 million as compared to $347.0 million for the same quarter in 2003 and $474.6 million for the first six months of 2004 as compared to $664.7 million for the first six months of 2003. Although, total loan originations and purchases in 2004 were less than in 2003, total loans receivable grew $47.4 million in the first six months of 2004. This growth was primarily the result of increased adjustable loan originations (which are held in portfolio), reduced fixed rate loan sales, and reduced prepayments to loans.

Total assets at both June 30, 2004 and December 31, 2003 were $3.1 billion.

Mortgage-related securities decreased $9.3 million in the first six months of 2004 primarily as a result of using cash flows from mortgage-related securities to fund loan originations and deposit outflows. In addition, interest income on mortgage-related securities in the second quarter of 2004 and the first six months of 2004 was significantly increased by the investment of the $404.8 million of capital received from our stock offering in October 2003.

Deposits decreased $51.0 million in the first six months of 2004. Borrowings were $349.0 million at June 30, 2004 as compared to $299.5 million at December 31, 2003.

After receiving shareholder approval for a new stock incentive plan at the May 2004 annual shareholders’ meeting and regulatory approval, Bank Mutual Corporation repurchased 1.6 million shares in the second quarter at an average price of $10.63 per share. Those repurchased shares relate to restricted share awards which may be made under the new plan. However, under Office of Thrift Supervision rules, we may not repurchase any additional shares until late October 2004.

A cash dividend of $0.04 per share was paid June 2, 2004 to shareholders of record on May 18, 2004. This was the fourteenth cash dividend paid since the initial stock offering in 2000.

The ratio of non-performing loans to total loans at June 30, 2004 was 0.43% as compared to 0.61% at December 31, 2003. The decrease in non-performing loans was primarily the result of the reclassification of two non-performing commercial business loans, totaling $1.6 million, to foreclosed properties and the subsequent liquidation of one of those loans. In addition, we provided $384,000 to the allowances for loan losses for the second quarter of 2004 as compared to $109,000 for the same period in 2003 and $874,000 for the six months ended June 30, 2004 as compared to $367,000 for the same period in 2003. Our allowance for loan losses at June 30, 2004 was $13.7 million or 179.9% of non-performing loans and 151.3% of non-performing assets.

The net interest margin for the second quarter of 2004 and the first six months of 2004 increased as compared to the same periods in 2003, primarily as a result of investing the capital from the stock offering. The net interest margin for the second quarter of 2004 was 2.98% as compared to 2.60% for the second quarter of 2003 and 3.00% for the first six months of 2004 as compared to 2.67% for the first six months of 2003.

Book value per share was $9.07 at June 30, 2004. The annualized return on average equity (ROE) for the second quarter of 2004 was 3.94% and 3.89% for the first six months of 2004. The annualized return on average assets (ROA) for the second quarter of 2004 was 0.92% and 0.91% for the six months ended June 30, 2004. The book value per share, ROE and ROA for both periods in 2004, were affected by the $404.8 million of capital received from the stock offering in October 2003. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.

(All per share and share information in this news release has been adjusted to reflect our October 29, 2003, full conversion transaction and related share exchange.)

Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Stock Market® under the symbol

“BKMU”. Its subsidiary bank, Bank Mutual, operates 70 offices in the state of Wisconsin and one office in Minnesota.

* * *

Outlook

(The following are forward looking statements; see “Cautionary Statements” below)

Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and results in the remainder of 2004. They are as follows:

•	We expect that the rest of 2004 is likely to provide an environment of slowly increasing interest rates. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.

•	Mortgage loan originations may decrease, along with related fee income, as fixed rate mortgage loans become less attractive to consumers and the rate of refinancing decreases.

•	Mortgage loan sales would also be less than 2003, as fixed rate mortgage loan originations decline, thereby reducing the gains on sales of loans as compared to prior periods. Bank Mutual sells most of its 30 year and some of its 15 year fixed rate mortgage loans in the secondary market.

•	If interest rates rise, adjustable rate mortgage loans may become more attractive to consumers and, therefore, increase mortgage loans outstanding. Adjustable rate mortgage loans are retained in our loan portfolio.

•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and business loans, all of which can present higher risks than residential mortgages. An improvement in economic conditions could lead to additional commercial loan activity.

•	The $404.8 million of capital from our stock offering was invested in short- to medium- term mortgage-related securities at the end of 2003. Going forward, the income received from the investment of that capital, whether it is invested in loans or securities will add to interest income, although we cannot assure any particular use of capital or rate of return.

•	In spite of some economic improvement, the national and local economies and securities markets have continued to experience challenges. Bank Mutual has also experienced commercial loan delinquencies, impairments, and foreclosures and has continued allocating management time monitoring the loan portfolio and the loan loss allowance. Among other things, a reversal of the economic recovery and consequences of world events could affect the ability of individual and business borrowers to repay their obligations to Bank Mutual or otherwise affect Bank Mutual’s operations and financial condition.

•

Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets which have not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state bank subsidiaries and has indicated that it may withdraw favorable rulings previously issued in connection with such subsidiaries. As a result of these developments, the Department may take the position that all or some of the income of the out of state subsidiaries is taxable in Wisconsin, which will likely be challenged by financial institutions in the state. If the Department is successful in its efforts, it would result in a substantial negative impact on the earnings of Bank Mutual Corporation.

* * *

Cautionary Statements

The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.

* * *

BANK MUTUAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2004	December 31, 2003
	(In thousands)
Assets
Cash and due from banks	$32,919	$36,384
Federal funds sold	—	30,000
Interest-earning deposits	1,984	20,119

Cash and cash equivalents	34,903	86,503
Securities available-for-sale, at fair value:
Investment securities	67,243	67,833
Mortgage-related securities	1,044,090	1,053,349
Loans held for sale	4,302	4,056
Loans receivable, net	1,759,725	1,712,278
Goodwill	52,570	52,570
Other intangible assets	4,742	5,073
Mortgage servicing rights	4,737	4,698
Other assets	135,281	122,167

	$3,107,593	$3,108,527

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,001,278	$2,052,290
Borrowings	349,036	299,491
Advance payments by borrowers for taxes and insurance	19,690	2,987
Other liabilities	28,332	22,679

	2,398,336	2,377,447

Shareholders’ equity:
Preferred stock—$.01 par value: Authorized—20,000,000 shares in 2004 and 2003 Issued and outstanding—none in 2004 and 2003	—	—
Common stock—$.01 per value: Authorized—200,000,000 shares in 2004 and 2003 Issued—78,783,849 shares in 2004 and 78,775,779 in 2003 Outstanding—78,232,214 in 2004 and 78,775,779 in 2003	788	788
Additional paid-in capital	496,139	495,990
Retained earnings	250,044	241,958
Unearned ESOP shares	(5,173)	(5,766)
Accumulated other comprehensive income	(15,259)	149
Unearned deferred compensation	(11,494)	(2,039)
Treasury stock—551,635 shares in 2004	(5,788)	—

Total shareholders’ equity	709,257	731,080

	$3,107,593	$3,108,527

BANK MUTUAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In thousands, except per share data)
Interest income:
Loans	$23,684	$26,944	$47,581	$54,629
Investments	967	1,264	1,997	2,446
Mortgage-related securities	11,585	6,781	23,211	14,134
Interest-earning deposits	17	587	125	1,063

Total interest income	36,253	35,576	72,914	72,272
Interest expense:
Deposits	10,352	13,480	21,076	27,373
Borrowings	4,010	4,575	7,851	9,182
Advance payment by borrowers for taxes and insurance	8	22	12	32

Total interest expense	14,370	18,077	28,939	36,587

Net interest income	21,883	17,499	43,975	35,685
Provision for loan losses	384	109	874	367

Net interest income after provision for loan losses	21,499	17,390	43,101	35,318
Noninterest income:
Service charges on deposits	1,153	1,268	2,226	2,298
Brokerage and insurance commissions	703	598	1,475	1,275
Loan related fees and servicing revenue	350	(669)	885	(753)
Gains on sale of investments	537	121	537	121
Gain on sales of loans	600	1,939	980	3,706
Other	1,086	1,780	2,173	2,895

Total noninterest income	4,429	5,037	8,276	9,542
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	8,872	7,849	17,471	15,531
Occupancy and equipment	2,600	2,747	5,412	5,411
Amortization of deposit base intangibles	166	166	331	331
Other	3,381	3,598	6,558	6,468

Total noninterest expenses	15,019	14,360	29,772	27,741

Income before income taxes	10,909	8,067	21,605	17,119
Income taxes	3,791	2,887	7,413	6,070

Net income	$7,118	$5,180	$14,192	$11,049

Per share data:
Earnings per share-basic	$0.09	$0.07	$0.19	$0.15

Earnings per share-diluted	$0.09	$0.06	$0.18	$0.14

Cash dividends paid	$0.040	$0.027	$0.080	$0.054

BANK MUTUAL CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Unaudited)

(Dollars in thousands except per share amounts and ratios)

Originations and Purchases
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Originations:
Mortgage loans	$151,131	$248,712	$259,826	$485,141
Consumer loans	83,585	84,171	148,267	149,895
Commercial business loans	22,416	13,983	26,422	29,477

Total loan originations	$257,132	$346,866	$434,515	$664,513

Purchases:
Mortgage loans	26,595	169	40,092	169

Total loan purchases	26,595	169	40,092	169

Total loans originated and purchased	$283,727	$347,035	$474,607	$664,682

Loan Sales	$39,581	$163,264	$70,308	$279,256

Loan Portfolio
	June 30, 2004	December 31, 2003
Mortgage loans:
One-to-four family	$814,510	$793,247
Multi-family	157,928	124,494
Commercial real estate	205,078	209,293
Construction and development	113,399	122,436

Total mortgage loans	1,290,915	1,249,470
Consumer loans	467,501	450,521
Commercial business loans	74,178	75,022

Total loans receivable	1,832,594	1,775,013
Deductions to gross loans	72,869	62,735

Total loans receivable, net	$1,759,725	$1,712,278

BANK MUTUAL CORPORATION AND SUBSIDIARIES Supplemental Financial Information (Unaudited) (Dollars in thousands except per share amounts and ratios)

Asset Quality Ratios
	June 30, 2004	December 31, 2003
Non-performing mortgage loans	$2,527	$2,894
Non-performing consumer loans	1,021	961
Non-performing commercial business loans	3,588	5,433
Accruing loans delinquent 90 days or more	478	1,084

Total non-performing loans	7,614	10,372

Total non-performing assets	$9,053	$11,002

Non-performing loans to loans receivable, net	0.43%	0.61%
Non-performing assets to total assets	0.29%	0.35%
Allowance for loan losses to non-performing loans	179.85%	132.77%
Allowance for loan losses to non-performing assets	151.26%	125.17%
Allowance for loan losses to total loans	0.78%	0.80%
Net recoveries (charge-offs )	$(951)	$(276)
Net recoveries (charge-offs) to avg loans - annualized	-0.11%	-0.02%
Allowance for loan losses	$13,694	$13,771

Deposit Portfolio
	June 30, 2004	December 31, 2003
Noninterest-bearing checking	$107,766	$110,099
Interest-bearing checking	159,621	157,231
Savings accounts	259,247	240,543
Money market accounts	339,295	358,003
Certificate accounts	1,135,349	1,186,414

Total deposits	$2,001,278	$2,052,290

BANK MUTUAL CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Unaudited)

(Dollars in thousands except per share amounts and ratios)

Operating Ratios (annualized)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net interest margin (1)	2.98%	2.60%	3.00%	2.67%
Net interest rate spread	2.38%	2.25%	2.38%	2.31%
Return on average assets	0.92%	0.72%	0.91%	0.78%
Return on average shareholders’ equity	3.94%	6.49%	3.89%	6.92%
Efficiency ratio (2)	57.08%	63.72%	56.98%	61.34%
Non-interest expense as a percent of average assets	1.94%	2.01%	1.92%	1.95%

(1) Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2) Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

Other Information	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Average earning assets	$2,932,629	$2,695,909	$2,929,092	$2,676,435
Average assets	$3,103,194	$2,862,064	$3,102,385	$2,848,522
Average interest bearing liabilities	$2,239,997	$2,383,124	$2,227,803	$2,371,726
Average shareholders’ equity	$723,195	$319,460	$728,832	$319,417
Weighted average number of shares outstanding
-used in basic earnings per share	75,498,598	75,845,033	76,053,049	75,993,127
-used in diluted earnings per share	77,649,623	78,148,077	78,257,709	78,105,261

	June 30, 2004	December 31, 2003
Number of shares outstanding (net of treasury shares)	78,232,214	78,775,779
Book value per share	$9.07	$9.28

Weighted Average Net Interest Rate Spread	At June 30,	At December 31,
	2004	2003
Yield on loans	5.40%	5.64%
Yield on investments	4.32%	4.37%
Combined yield on loans and investments	4.98%	5.12%
Cost of deposits	2.06%	2.18%
Cost of borrowings	4.72%	5.52%
Total cost of funds	2.45%	2.61%
Interest rate spread	2.52%	2.51%